UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 5, 2006

Date of Report (Date of earliest event reported)

BIOLASE TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-19627	87-0442441
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4 Cromwell

Irvine, California 92618

(Address of principal executive offices) (Zip Code)

(949) 361-1200

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 28, 2006 Biolase Technology Inc. (“Biolase” or the “Company”) entered into a binding letter agreement with The Procter & Gamble Company (“P&G”) evidencing the formation of a strategic relationship between the two companies. The binding letter agreement sets forth the terms and conditions under which the parties will negotiate a definitive agreement formalizing P&G’s acquisition of certain exclusive rights from Biolase in exchange for certain cash payments by P&G. The letter also sets forth the agreed-upon key terms and conditions that will be incorporated into the definitive agreement.

Upon execution of the binding letter agreement, P&G paid $3.0 million to Biolase for the rights and licenses that will be memorialized in the definitive agreement. At the same time, Biolase granted to P&G a provisional, exclusive, worldwide right and license to all Biolase intellectual property and technology related to, and for use in, the development of consumer products in a number of different areas. In the event of a breach or termination of the binding letter agreement, Biolase will have to return to P&G the $3.0 million payment and the provisional license granted by Biolase to P&G will terminate.

In addition to the $3.0 million payment, P&G will make quarterly payments to Biolase in the amount of $250,000 beginning three months after the execution of the definitive agreement and continuing until the large-scale commercial launch of the first product under the agreement. Seventy-five percent (75%) of each $250,000 payment will be treated as pre-paid royalties and will be credited against royalty payments owed by P&G to Biolase. The agreement also provides for product launch and option payments ranging from $1.0 million to $4.0 million in the aggregate, depending on the number and category of products actually launched. A portion of certain of these payments will be treated as pre-paid royalties and will be credited against royalty payments owed by P&G to Biolase. Following product launches, P&G will be obligated to make royalty payments to the Company based on a percentage of net product sales.

Biolase and P&G have agreed to negotiate and execute a definitive agreement incorporating the terms set forth in the binding letter agreement and its exhibits. Pursuant to the binding letter agreement, the definitive agreement will terminate on the date the last Biolase patent licensed to P&G expires. Additionally, P&G may terminate the definitive agreement if there is an uncured material breach of any provision of the definitive agreement. Upon any termination for an uncured material breach, P&G may require Biolase to refund certain payments made to Biolase under the agreement. Alternatively, following an uncured material breach, P&G may elect not to terminate the agreement and instead to retain its exclusive license without any further payment obligations to Biolase. In that circumstance, P&G will not be entitled to receive reimbursement of any previous payments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOLASE TECHNOLOGY, INC.

Date: July 5, 2006	By:	/s/ Richard L. Harrison
Richard L. Harrison
Executive Vice President,
Chief Financial Officer & Secretary